Exhibit 99.1

PLANAR SYSTEMS, INC.

Q3 2006 Earnings Conference Call

July 19, 2006 / 11:30 AM

Additional Information about the Merger and Where to Find It

In connection with Planar’s acquisition of Clarity Visual Systems, Planar intends to file with the Securities and Exchange Commission a registration statement on Form S-4 that will contain a Proxy Statement/Prospectus. Investors and security holders are urged to read the Registration Statement and the Proxy Statement/Prospectus carefully when they become available because they will contain important information about Planar, Clarity and the acquisition. The Proxy Statement/Prospectus and other relevant materials (when they become available), and any other documents filed by Planar with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of other documents filed with the SEC by Planar by directing a written request to: Planar Systems, Inc., 1195 N.W. Compton Drive, Beaverton, OR 97006, Attention: Investor Relations. Investors and security holders are urged to read the Proxy Statement/Prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed acquisition.

Planar and its directors and executive officers and Clarity Visual Systems and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Clarity in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the Proxy Statement/Prospectus referred to above. Additional information regarding the directors and executive officers of Planar is also included in Planar’s Proxy Statement dated December 22, 2005, which was filed with the SEC on December 29, 2005. This document is available free of charge at the SEC’s web site (www.sec.gov) and from Investor Relations at Planar at the address described above.

Final Transcript

CORPORATE PARTICIPANTS

Scott Hildebrandt

Planar Systems - CFO

Gerry Perkel

Planar Systems - CEO and President

CONFERENCE CALL PARTICIPANTS

Jim Ricchiuti

Needham & Co. - Analyst

David Cohen

Midwood Capital - Analyst

Soon Lee

Royal Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third-quarter Planar Systems earnings conference call. At this time all participants are in listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference.

As a reminder this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call, Mr. Gerry Perkel, President and CEO. Please proceed, Sir.

Gerry Perkel - Planar Systems - CEO and President

Thank you. Good morning and thank you for joining us for Planar’s third quarter earnings conference call. With me this morning is Scott Hildebrandt, Planar’s Chief Financial Officer.

Before I begin, I do need to say the press release we issued today contains forward-looking statements. On this conference call will comment on our strategy and business outlook as well as the announced plans to acquire Clarity Visual Systems and make other forward-looking statements based on our current expectations.

Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially.

I refer you to the press release we issued earlier today for a description of factors that could cause actual results to differ materially from those forecast. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

With that behind us, as you know from one of our press releases this morning we announced our plans to acquire Clarity Visual Systems - a $59 million player in the command and control and digital signage marketplace.

I’m very excited about the combination of our two companies as we begin focusing more on specialized display market segments that allow Planar to develop more value to our customers, and sell higher margin solutions. We firmly believe the acquisition of Clarity increases our future revenue growth trajectory, as well as our future profitability. I will go into more detail on this transaction later in the call.

In addition to our announcement of the Clarity acquisition, we announced that our GAAP earnings per share results for the third quarter came in above the high end of our guidance issued at the end of the second quarter. Our industrial segment sales in the third quarter were $13.7 million - a decrease of 13% sequentially and up 4% compared to the third quarter of 2005.

We continue to leverage our innovations and active matrix LCDs and leading position in Electroluminescent Manufacturing and Display technology, which are designed to provide superior performance compared to traditional LCDs in demanding environments with temperature shake, shock, and light extremes.

The medical segment of the Company recorded third-quarter sales of $17.3 million, up 2% sequentially and approximately flat compared to the third quarter a year ago. We continue to foster expanding relationships with PACS suppliers and maintain strong relationships with value-added resellers of digital imaging equipment.

Sales in our commercial segment were $18.3 million, down 9% sequentially and down 20% versus the third quarter a year ago. The pricing environment for desktop monitors continued to be challenging in the third quarter. Average selling prices fell between 9 and 18% sequentially for our 15 inch, 17 inch, 19 inch, and 20 inch products.

We were able to manage through this tough environment, resulting in less fluctuation in profits from this business compared to the first half of fiscal 2005, which experienced similar price declines.

I will now hand it over to Scott who will briefly cover other key financial results for the quarter just ended, as well as our business outlook for the fourth quarter of fiscal 2006 and some comments about the financial impact of the Clarity acquisition. I will then give you some more insight into our new strategic initiatives moving forward.

Scott Hildebrandt - Planar Systems - CFO

Thank you, Gerry. As we indicated in our press release this morning, GAAP earnings came in at $0.11 per diluted share in the third quarter, compared to $0.09 per share reported in the third quarter a year ago. The $0.11 in earnings per share included about $0.02 for share-based compensation expense. This expense did not exist last year due to the change in accounting requirements, effective this fiscal year. Adjusting for this non-cash item, earnings per share on a non-GAAP basis were $0.13 in our third quarter and $0.45 for the nine months ending June 30, 2006, a significant growth compared to the year ago period.

Net sales of $49.4 million decreased 7% sequentially and from last year’s third quarter due primarily to lower sales of lower margin desktop monitors.

Gross margins increased to 27% of sales compared to 23.3% in the third quarter of last year. Improved margins were primarily driven by stronger product margins in each of the Company’s business segments. In addition, overall Company margins improved from the third quarter of last year due to a better mix of higher margin industrial and medical product sales relative to commercial products.

Operating expenses in the third quarter were 22.7% of sales, an increase from the 20.3% recorded in the third quarter of 2005. Most of this increase was due to share- and performance-based compensation expense recorded in the third quarter of fiscal 2006. Operating expenses excluding performance- and share-based compensation actually declined as a percent of sales to 20.1%.

As I mentioned earlier, total share-based compensation expense of approximately $700,000 or $0.02 per diluted share was reported in the third quarter. Share-based compensation came in below our estimate of $0.04 due to the timing of some performance-based stock option grants awarded in the quarter and a higher than anticipated tax rate in the third quarter.

The third-quarter effective tax rate was 43.7%, due to the year-to-date impact of federal and state settlements recorded during the past quarter. We now expect the effective tax rate for the year and for the fourth quarter of fiscal 2006 to be 37.5% and then return to 34% in fiscal 2007.

Turning briefly to our balance sheet, our financial health remains strong with over $76 million in cash and short-term investments, an increase of $2.9 million compared to the end of the second quarter and an increase of over $11 million from the beginning of the fiscal year.

Looking forward, and as discussed in our press releases this morning, we are developing a number of new strategic initiatives with an expectation of improved shareholder value over time. As such, some increases and expenses are planned in the fourth quarter as we begin to invest in new growth areas, such as our new home theater initiative. With this considered, our current expectations on a stand-alone basis for the fourth quarter ending September 29, 2006, are for sales of $46 million to $50 million and GAAP net income per diluted share of $0.06 to $0.10 including share-based compensation of $0.03 to $0.04 per diluted share. This guidance assumes the proposed acquisition of Clarity closes subsequent to the end of our fourth quarter.

Regarding the acquisition of Clarity the Company believes that integration costs will outpace anticipated synergies in the first half of fiscal 2007 but that the acquisition will begin to be accretive to internal earnings projections in the second half of fiscal 2007 on a non GAAP basis. For all of fiscal 2007, we believe the transaction will be slightly accretive to our internal earnings projections before costs associated with the transaction. Estimates of the amount of expenses related to GAAP charges, such as amortization of identifiable intangibles related to the acquisition, are not finalized at this time. Looking further out, the Company currently believes results from our current strategic initiatives including the proposed acquisition of Clarity will create substantially higher non GAAP earnings in fiscal 2008 compared to fiscal 2006.

With that, I will now turn it back over to you, Gerry.

Gerry Perkel - Planar Systems - CEO and President

Thank you, Scott. We are pleased with the Q3 performance as it provides us continued financial strength and a good foundation for future opportunities such as the strategy build out I’m about to discuss.

As you know, since joining Planar at the beginning of FY ‘06, I have been guiding a strategic planning process that supports our goal of creating and enhancing long-term shareholder value. That process has led to a strategy that builds on our display technology innovation expertise. We will focus our efforts on application areas for display systems that require specialized capabilities and performance. These applications are typically not well served by commodity suppliers and allow for differentiation and value to be created through technical innovation. By coupling a strong capability in innovation with vertically focused go-to-market groups, we believe we can create a business model that generates higher gross margins and enhanced efficiencies that will achieve higher operating margins than are being generated today. In short, by focusing on these value-added specialty markets and delivering unique products and services that create brand affinity for both the channel and end-users, we can build a sustainable and profitable business in line with Planar’s heritage in design innovation.

We already serve two such markets within Planar in our industrial and medical business units. Both are markets where the requirements typically exceed the types of products that are available in the commodity space and we have clearly demonstrated the innovation to create industry-leading solutions. In addition, we have in place vertically aligned go-to-market capabilities to serve both markets. However the new corporate strategy requires the pursuit of more than those two vertical segments and additional capabilities in marketing sales and engineering are needed to pursue other attractive market segments. The two decisions announced today reflect the strategy.

The first was Planar entering into an agreement to acquire Clarity Visual Systems, which is headquartered in Wilsonville, Oregon - approximately 20 miles from Planar’s Beaverton, Oregon headquarters. The acquisition is a springboard for our progression to a larger company with expanded product portfolio and strengthened resources in technology and marketing. This combination positions Planar to aggressively pursue the newly defined strategic focus on value-added specialty markets. Clarity brings strong capability in innovation, a strong set of products, and a focused go-to-market capability to drive revenue in both the command and control systems marketplace and in the emerging growth market for digital signage. We are excited about the opportunity to participate in these markets, both of which require capabilities that are not available from commodity players. According to iSupply, the worldwide market for electronic signage was estimated at $1.3 billion in 2006, growing to more than $2.3 billion by 2008. The market for command and control visual systems was estimated at more than $400 million globally in 2005, and is forecasted to grow more than 15% annually. Clarity’s founder and Chief Executive Officer Paul Gulick will be coming to Planar in the role of Chief Technology Officer, and Kris Gorriaran will be joining us as VP and

General Manager, leading a new business unit focused on penetrating both the command and control and digital signage markets.

The terms of the transaction which were included in our release issued earlier today call for Planar to acquire all of the outstanding capital stock of Clarity for approximately $46 million in cash and Planar stock, subject to certain purchase price adjustments to reflect changes in balance sheet items and the number of outstanding shares of Clarity capital stock. Planar will also assume all of the outstanding options to purchase Clarity capital stock. The transaction is expected to close toward the end of our fourth quarter or in the early part of the first quarter of fiscal 2007, subject to receipt of regulatory approvals, Clarity shareholder approval and customary closing conditions.

The second decision we made to support our strategy was to fund a new initiative focused on penetrating the high-end home theater marketplace. I want to be clear that we are not looking to participate in the commodity home entertainment market served by the large consumer electronic retailers and commoditized consumer electronic brands. Our product portfolio will address the specialty needs of the home theater buyer, which are typically served by specialty audiovisual resellers and installation companies, and where discriminating buyers value enhanced performance and innovation.

A dedicated team is currently involved in launching this initiative under the leadership of Scott Hix. Effective today, Scott will be the Vice President and General Manager of this new specialty home theater business unit. We began our initiative in the home theater market in Q3 by launching the Planar Xscreen product, a unique large screen format display that generates brighter images from front-end projectors even in well-lit environments. The Planar Xscreen is the first of many home theater products from Planar. And we expect to broaden our portfolio significantly in the coming months.

In addition to the focus areas I have just discussed, a significant amount of our revenue is derived from our commercial business unit whose primary focus is on general purpose LCD monitors. For some time now, we have been looking at ways to capitalize on the operating efficiencies in this business while diversifying its product portfolio to include higher margin products, such as our touchscreen monitor offering. You’ll see us continue that process of moving away from our current higher level of dependence on general-purpose monitors.

As a result of these decisions, Planar can start building out our specialty display strategy. We will now have product offerings and focused go-to-market capabilities for the medical, industrial, home theater, command and control and digital signage market segments. We also have operational efficiencies and key channel relationships to build upon. We believe we will have a greatly enhanced capability in innovation as we combine the Clarity and Planar technical resources. We believe those resources will not only create products for the segments described earlier, they can enable new markets as well. To help in the identification of these opportunities, Brad Gleeson has agreed to join the executive team at Planar in the role of Vice President - Business Development. Prior to joining us, Brad was president of Activelight, a leading distributor of large format display systems. Brad will be focused on finding new opportunities and partners to accelerate growth in existing segments as well as seeking new specialty display market opportunities for us to pursue.

We believe the new strategic direction will enable us to drive to a much higher revenue point and more importantly improve both our gross profits and our operating margins. It’ll take some time to take shape as we work to effectively integrate the great people and products from Clarity. Having their main operating facility nearby will help in that process.

In summary as we move forward, you’ll see a Planar that is more and more focused on opportunities for display technology where profit margins are higher and where we can leverage our capabilities in innovation and market insight to create differential advantages. We look to substantially grow our revenues in the higher margin segments, with a goal of enhancing shareholder value.

While it will take some time for the total strategy to take hold I believe that over the long term, this strategy will create an exciting future for the Company.

With that I will now open up our conference call for questions. Operator, can you please come on the line and begin the question-and-answer session?

QUESTIONS AND ANSWERS

Operator

Jim Ricchiuti with Needham & Co.

Jim Ricchiuti - Needham & Co. - Analyst

I wonder if you could spend a few minutes talking a little bit more about Clarity? If you can give us a sense as to what kind of growth rate the company has seen? And any information you can provide on just the operating profitability, the profit metrics. And if you could spend a moment or two just talking a little bit about the competitive competitive landscape that Clarity sees? Thank you.

Gerry Perkel - Planar Systems - CEO and President

Several different things. Let me start off talking a little bit more about the company and the competitive landscape. Their focus is really in two different business segments as I’d mentioned - command and control and in the digital signage world.

The digital signage world is a fairly new and emerging market where there is a number of players jockeying for position. And Clarity has been a key player in that, both supplying hardware and software solutions. They acquired a software solution called Coolsign sometime ago that also brought some hardware resources. And that along with other hardware products they have had have created a set of solutions for digital signage.

There’s a fairly wide variety of players I would say, all trying to find the best way to drive to be a big player in the growth of this market. And that’s an exciting market from our standpoint with lots of growth potential and we believe that Clarity is well-positioned there.

In the command and control, that’s a place where they are a very strong player there. You have some other players like Barco and Mitsubishi and Christie and others but Clarity clearly has a strong position in that marketplace and has had a number of products in that space that have been very successful. And that business has expanded, also based on an acquisition they made in 2005 of a company named Synelec based in France which helped them propel their European operations.

From a growth standpoint I believe the first six-month revenue of this year were up about 35% from a year ago. We haven’t provided any details related to their operating results; but there will be financial results in the S-4 that we file in the next couple of weeks.

Jim Ricchiuti - Needham & Co. - Analyst

Thanks. Gerry, if I could ask a couple of other questions just with respect to the other initiative, the home theater initiative. Can you talk a little bit more about the go-to-market strategy on this? Should we assume this begins to contribute in the first part of calendar ‘07? Or do you see it in the December quarter?

And should we - I apologize for all the questions - but should we infer that based on what you’re doing here that you are still committed to the desktop business? Or are you beginning to shift your strategy?

Gerry Perkel - Planar Systems - CEO and President

It’s no problem you have a lot of questions, Jim. We have a lot going on at the Company, I think. So let me answer on the home theater question and I will come back to the commercial business unit question.

We have a very small amount of revenue that’s begun with the Xscreen product that we have launched; and our distribution strategy is to focus on the value-added reseller marketplace for this home theater space. So it is the kind of people that do home theater installations and do more of a specialty reseller marketplace that really focus on unique value-added products for the home theater space and cater to the kind of discriminating taste you see among these kinds of players - who typically will pay higher prices for more value, more functionality, and more performance in the system.

So we are very focused on a vertical distribution market. We won’t be going to sell at places like Best Buy or those kinds of places. We focus on that reseller, likely through some distribution relationships that cater to those particular kinds of resellers. We’ve begun to launch those already with our Xscreen product. That is just the beginning as we will expand the product portfolio and make some other significant announcements in the next couple of months.

We expect the beginnings of revenue from those new product launches to begin to start in our first fiscal quarter but really start to generate some significant revenue as we start to move into calendar year ‘07.

As it relates to the commercial business, we have - as a result of being in the general purpose marketplace, we have seen some real values come to the Company. One is in the area of operational efficiencies. With the kind of volumes and the thin margins in that general-purpose market, we have had to learn how to operate in a very efficient way. And we would like to keep and benefit ourselves from those advantages going forward.

We have also developed some very good relationships with IT resellers that not only sell our commercial products for instance, but they also sell our medical products. We see those as potential distribution outlets for future products such as digital signage products that will come from the combination with Clarity.

So while we will continue to sell general-purpose monitors, our focus will be in diversifying our product portfolio in the commercial business so we are not so dependent on that, and don’t have such a large chunk of our business in the low margins segment. We’ve been working on that for some time. Touch monitors are an example of a higher margin product. And you will see other products coming from us that higher margin than the general-purpose monitors that currently dominate the CBU revenue stream today.

Jim Ricchiuti - Needham & Co. - Analyst

That’s it from me for now. I will get back in the queue.

Operator

David Cohen from Midwood Capital.

David Cohen - Midwood Capital - Analyst

You have talked about diversifying the set of markets or segments you are in. Prior management talked about that in terms of retail, for example. This talk of diversification, you are in two businesses that you highlight - the industrial business and the medical business. Why isn’t there an opportunity to invest in those businesses? Those businesses look like they have been shrinking and is there anything you can do to turn the growth trajectory of those things around?

Medical - five, six quarters ago was a $80 million business. Industrial use to be a business that was making $60+ million in sales a year. So what do you see as the opportunity in the businesses you are already in?

Gerry Perkel - Planar Systems - CEO and President

We are in fact increasing the resources in those businesses, as well. The focus in the medical business, we put a lot of effort into R&D to launch a set of products and new digital imaging products late last calendar year that have been rolling out over the first half of this year and investing in a new distribution model to drive growth there.

We do have expectations as we moved forward. We will begin to see growth in our digital imaging business, as the OEM relationships that we are working very hard to develop begin to generate some revenue.

So we do expect to see growth there in the digital imaging space and are looking at other kinds of products that we could add to our digital imaging portfolio to drive business in the medical space.

In the industrial space, the primary focus has been on investing in driving an enhanced U.S. distribution capability. In the past there was very much an underinvestment approach toward the U.S. market. More of a harvest approach. We have added some resource and begun to regenerate a U.S. distribution capability in the U.S. market, as well as investing in our Chinese distribution where we see some very good opportunities and some growth in the industrial business.

It’ll take a little time for those resources to begin to generate revenue flows, because the industrial business typically is in a design win kind of approach, where we need to — we need to invest in winning new designs and to take some time before those products start to flow. We have also begun to bring some new products to market in IBU which is something that hasn’t really been done much for a while.

In particular, we have a new product we are selling that is aimed at the police car and emergency vehicle marketplace with a touchscreen that is very ruggedized and some unique capabilities there. Beginning to sell that.

Finally, in industrial business in particular, we are looking for other products and companies that might be able to work with us or ways for us to expand the portfolio along those lines. We think if we could add to our product portfolio there, we could grow it. So as we moved into this new strategy this should not be viewed as we are not looking to try to grow those either.

It’s really a message that we’re going to put energy into growing all of our specialty lines that have the higher margins and less energy working on the, maybe, higher volume/lower margin line and not having those be quite as big a portion of our portfolio.

David Cohen - Midwood Capital - Analyst

If I may, one follow up. So in the medical area, is your growth going to be more dependent upon leveraging OEM relationships and distribution than your own independent distribution? Is that what you are implying?

Gerry Perkel - Planar Systems - CEO and President

I think in the U.S. market, for instance, a decent portion of the PACS marketplace that we participate in with our monitors, a portion of that is serviced by distribution partners. People like CDW and Dell and others; and we do very nicely in that portion of the market. Where we think we have opportunity is to get a higher percentage of the share of the products that are actually sold by the OEMs and the leading OEMs in the market like a McKesson and a GE, etc.

That is an area that I think, at sometime in the past, was not as much of a focus for the Company. And we are putting more energy into working with those folks to be able to get them to market our products as part of their solutions.

We think we’re making some progress there but it takes some time to complete that process. But we are looking forward to the future where we think we can gain some growth from those particular OEMs selling our products as well.

David Cohen - Midwood Capital - Analyst

Thanks.

Operator

Jim Ricchiuti with Needham & Co.

Jim Ricchiuti - Needham & Co. - Analyst

Getting back to the Clarity acquisition. My understanding of Clarity is the bulk of its revenues are in command, control. Is that true, Gerry?

Gerry Perkel - Planar Systems - CEO and President

Yes; I would say the majority are in command and control; and the smaller portion is in digital signage today.

Jim Ricchiuti - Needham & Co. - Analyst

If you could just talk a little bit about the attractiveness of the company. Was it more on the digital signage opportunity that you see ahead? And how do you really expect to leverage Clarity, just in terms of either on the R&D side or sales and marketing. Where do you think you are going to be able to take this company to the next level?

Gerry Perkel - Planar Systems - CEO and President

I think there were several things that were attractive to us about Clarity and the reason that we moved forward. First off, a strong position in the command and control space that fits our model of higher margin place where you need some unique capabilities to be able to address those customers’ needs.

And so it’s not a market that is commoditized. And they have a strong position there. Good product, good reputation and have just refreshed their product line recently with a whole long list of announcements at the Infocom Trade Show in early June.

So that was one piece. That market is very much a part of our strategy. But it offers its limited growth and some limited size there; so on top of that to have access to what is one of the fastest-growing markets in the display space, digital signage was also exciting.

Now that’s a market that is pretty early in its stages of development and the winners are still to be sorted out. But we really like the position Clarity brings there. Very strong software solution in the form of Coolsign, a strong reputation for the hardware side with what Clarity has provided in the past. And some very good success there and something that we think we can really build on.

The third thing is, this is a company that is steeped in technical capability. Paul Gulick, the founder, comes from a technical background and has really driven an organization that we think has some very strong technical capabilities. And we think as we merge those in with our technical capabilities it will give us a real infusion of resource that allows us to build not only a development organization that can provide products for our current segment but possibly to be able to pursue other segments as well.

Then finally a very focused go-to-market capability, led by Kris Gorriaran, that is focused on driving their products into the customer sets that are looking for these walls of information that they provide in the form of putting these display cubes together. And whether those are in the form of command and control or signage applications, they have a vertically focused go-to-market capability to pursue that.

So it fits well to the kind of strategy that we saw going together and then, finally, one of the things that is quite attractive to us is the relative closeness their operations is. We will be integrating their company into our location over time and given that that’s a short distance apart, that should aid us in the integration process. And we are excited about being able to get those resources co-located with ours in the fairly short future.

Jim Ricchiuti - Needham & Co. - Analyst

Thank you. Question on the expense side and, Scott, maybe this is for you.

As we look at the fiscal fourth quarter do we have much in the way of acquisition-related expense in your guidance?

Scott Hildebrandt - Planar Systems - CFO

No, Jim, our fourth-quarter guidance is on a stand-alone basis. Even though we are saying the deal could potentially close sometime in our fourth quarter, for the guidance we provided we kept that possibility out. So there is nothing related to the Clarity acquisition in the form of accounting-related charges or integration costs in the fourth quarter.

Jim Ricchiuti - Needham & Co. - Analyst

Scott, can you help me understand what has been happening on your G&A line? It is bouncing around a little bit. How should we think about that going forward?

Scott Hildebrandt - Planar Systems - CFO

The big thing that is going on there is the new accounting rules. As you know, share-based compensation, a big chunk of that comes into the G&A line so we had some bit of a bubble up in that category in the second quarter, as we had some accounting related for the share-based compensation in that quarter that was a bit unusually high and got accelerated into the second quarter.

Because of that acceleration and because of some other events relating to share grant timing, those costs fell off a bit in Q3 as you saw. So that’s the big thing and there is some performance-based compensation reductions from Q2 to Q3 as well.

But as you go forward I think, we are still trying to say that we think we can model around $0.03 to $0.04 in share-based compensation. Not all that goes into G&A but a decent chunk of it does.

Jim Ricchiuti - Needham & Co. - Analyst

That’s helpful. Thank you.

Operator

Soon Lee with Royal Capital.

Soon Lee - Royal Capital - Analyst

Quick question about your cash usage. Looks like you have $76 million of cash; and I’m assuming is most of the acquisition going to be spent with.

Gerry Perkel - Planar Systems - CEO and President

The transaction is defined as 50% cash, 50% stock.

Soon Lee - Royal Capital - Analyst

In that case you still have a considerable amount of cash left. What is the plan with that?

Gerry Perkel - Planar Systems - CEO and President

I think we will finish the transaction and take a look at exactly where we are and work with the Board to sort out the best decisions; but at this point to the extent we could find other opportunities that would drive growth, we will evaluate those.

But we will work with the Board after the dust settles to sort out what we think is the best choices going forward, related to cash.

Soon Lee - Royal Capital - Analyst

Is there going to be significant incremental spend with this home theater push that you’re trying to do?

Gerry Perkel - Planar Systems - CEO and President

No. I think it’s going to be relatively small until we start getting product sales and then it will grow along with some of the product sales.

Soon Lee - Royal Capital - Analyst

What is the MSRP on the Xscreen?

Gerry Perkel - Planar Systems - CEO and President

I think they run between $1,200 and $1,600, based on size and configuration.

Soon Lee - Royal Capital - Analyst

Can you give us an example of other products in that line that you are planning on launching?

Gerry Perkel - Planar Systems - CEO and President

To be in the home theater space you have to have a line of projection systems to really be a player for a lot of the home theater solutions. So we anticipate over time that we would likely be bringing projection solutions, for example.

Over the long term we would like to look at other opportunities as well. For instance, some of the systems that do some of the image manipulation and some of the systems that do some of the control of those systems but over the shorter term, projection solutions certainly would be one set.

Soon Lee - Royal Capital - Analyst

So that is a competitor to kind of like InFocus?

Gerry Perkel - Planar Systems - CEO and President

More I think against the higher end people like that may be are more specialized. Maybe more like Runco.

Soon Lee - Royal Capital - Analyst

What’s the share looking like as far as when you’re talking about front end projection versus plasmas and the rear projection? Is that growing market still?

Gerry Perkel - Planar Systems - CEO and President

Yes. Just want to be really clear. In those markets, we are really aiming at a 10% of the market slice that’s at the very high end of it - where people are willing to pay for extra performance and unique capabilities not the broad market that might be sold through a Best Buy or a Circuit City or something like that.

Soon Lee - Royal Capital - Analyst

Thanks.

Operator

There are no further questions at this time.

Gerry Perkel - Planar Systems - CEO and President

Let me just summarize by saying that we are very excited about the new direction for the Company. We think there are some tremendous opportunities in a variety of segments where margins can be higher, based on some innovative solutions we can create. We are very excited about the combination with Clarity as we think it gives us a nice big step in this direction. Allows us to begin addressing markets in addition to the ones we already have and we are investing in the specialty markets we are in and we really are excited about the long-term future of the Company and think we can grow the Company substantially over time.

Thanks very much.

Operator

Thank you for your attendance in today’s conference. This concludes the presentation. You may now disconnect.